EXHIBIT 99.2

American Eagle Outfitters, Inc.
Third Quarter 2006
Conference Call Transcript dated November 14, 2006

Operator

Good morning. My name is Casey, and I will be your conference operator today. At this time I would like to welcome everyone to the American Eagle Outfitters third quarter 2006 conference call. [OPERATOR INSTRUCTIONS]

Ms. Meehan, you may begin your conference.

Judy Meehan - American Eagle Outfitters Inc - Senior Director Investor Relations

Good morning, everybody. Thank you for joining us today. With me from management are Jim O'Donnell, Chief Executive Officer; Susan McGalla, President and Chief Merchandising Officer, AE Brand; and Joan Hilson, Chief Financial Officer, AE Brand. If you need a copy of our third quarter press release, it is available on our website, AE.com, or you can call Erin on 724-779-6076.

Before we begin, I need to remind everyone that during this conference call members of management will make certain forward-looking statements based upon information which represents the Company's current expectations or beliefs. Results actually realized may differ materially from those expectations or beliefs based on risk factors included in our quarterly and annual reports filed with SEC. Now I'd like to introduce our CEO, Jim O'Donnell.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Thank you, Judy. Good morning, everyone. American Eagle delivered strong sales and earnings for the third quarter, exceeding our expectations. We achieved a record third quarter EPS of $0.66, 40% higher than last year. This was our 11th consecutive quarter of record sales and earnings and our best ever third quarter operating margins. Our consistent execution stems from the significant investments we made in the areas of design, tech, sourcing and production. Our strong customer connection and attention to detail across our organization remains intact and will continue to drive our future performance. We announced this morning that our board of directors has authorized a 3 for 2 split and declared a quarterly dividend. We also repurchased two million shares of our stock during the third quarter.

We've made significant progress on our key growth initiatives, aerie, Destination AE, AE.com, real estate and MARTIN + OSA. Our new intimates subbrand, aerie by American Eagle, launched during the quarter and contributed to our sales and profit margin, and Susan will give you additional color during her presentation. AE.com grew 43% in the quarter, reflecting an improved traffic and conversion, which drove high profitability. MARTIN + OSA, our new lifestyle brand created for 25 to 40 year-olds, launched in September. While the concept is still in its infancy, we've confirmed that the brand, demographics and the concept are right on target. We have addressed our customers reaction and are making refinements to the merchandise assortment under the direction of interim President, Roger Markfield. We are on track to have five stores operating in time for the holidays and plan to open 15 stores next year. The entire MARTIN + OSA team is energized, passionate and aligned on our plans to realize the potential of this lifestyle brand.

Our real estate strategy continues to contribute to the growth of our core AE brand. In the third quarter, we opened 19 stores and completed nine renovations. We're on schedule to open a total of 46 AE stores this year and complete 65 renovations. We are also testing three aerie stand-alone stores this year. Our total square footage will increase by 8% this year. Looking forward to 2007, we expect approximately 8% total square footage growth, which includes approximately 45 new and 50 renovated American Eagle stores and, as I mentioned earlier, 15 new MARTIN + OSA stores. New AE stores continued to perform extremely well, with sales productivity over 90% of mature stores producing a first-year ROI of over 70%. Renovated stores are experiencing a 38% lift in sales and a 53% increase in profitability, generating a first-year ROI of 41%. We are progressing with the expansion of our Ottawa, Kansas distribution center and we expect to have the project completed by May of '07. The DC expansion will enhance our operating efficiency, and is central to our plans for supporting future growth, especially in areas such as AE.com, aerie and MARTIN + OSA.

Building on our overall strong results, we are pursuing further operational improvements in a number of areas. We continue to refine our use of new systems, such as markdown optimization. Also this quarter we implemented a size profiling initiative, which will improve customer satisfaction and further drive operating margins. In sourcing and production, we are installing technology, which provides greater visibility and efficiencies in managing logistics. Next year we are launching a new point of sales system across the chain, designed to drive store productivity as well as to enable a more personalized shopping experience. We are also focused on tightening our expense management and have opportunities in areas of supply, procurement and services purchased.

Thanks and now I'll turn the call over to Susan.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Thanks, Jim. Good morning, everybody. I'm really pleased with the third quarter performance, which reflects our ongoing commitment and passion for driving the best customer connection. We're absolutely focused on consistently delivering strong quality and relevant trends at a value-offering. This is our unique competitive edge, and it's what sets us apart from our competition.

Destination AE, that's our initiative to capture market share in certain categories, progressed in the third quarter. We were well positioned as a brand in key back-to-school and fall businesses. We experienced strong results in targeted categories including jeans, knit tops, fleece, graphic t-shirts, sweaters, intimates, guys underwear and footwear. In the third quarter, our girl's business achieved a comp in the positive low double-digits and guy's rose in the low teens.

Going after a leading market share position in brand-defining categories will remain a major initiative. As we look ahead to our spring and summer season, new fashion trends continue to unfold and that presents exciting opportunities in under-developed categories for us.

Contributing to an exciting quarter was the successful launch of our first sub-brand, aerie by American Eagle. We supported this launch with a window presence at our lease line in every AE store and a strong web experience on AE.com.  Additionally, we introduced aerie to our customers through unique marketing campaigns, including aerie Tuesdays on the CW, and in our aerie artist music series. This included in-store events as well as exclusive content on AE.com and aerie.com.

Aerie was favorably received by our girls and, I might add, was well accepted by the guys. We experienced ongoing momentum in our apparel business during this launch and continue to see aerie as truly incremental to the AE brand. Undies, bras and dormwear all achieved strong performance, contributing to both sales and earnings. Moving into 2007, we will continue to build on the initial success of aerie with strong collections, targeted marketing and a branded in-store environment. We're currently evaluating a variety of aerie store formats, including two new stand-alone locations. We will open our third aerie stand-alone store just in time for Thanksgiving.

Our AE holiday collection arrived in stores several weeks ago, and we're pleased with the initial customer reception. And while it's still early in the season, we feel that we are on target with our important key item categories. With similar timing to last year, our holiday two floor-set arrives next week, just ahead of Thanksgiving. This year we've added more newness, with a strong Destination AE message, as well as a focus on gift-giving.

Creating a true lifestyle experience and the best shopping on AE.com continues to be a priority for us. This holiday we launched an interactive holiday gift guide offering customers the ability to see the most wished-for items, as well as shop by trend, stylist-selected outfits and by price.

We feel that the fourth quarter will continue the momentum we have enjoyed all year, and we look forward to the freshness and newness of spring. Our spring transition collection arrives in stores on December 24th.

Thanks, everybody, and now I will turn the call over to Joan.

Joan Hilson - American Eagle Outfitters Inc - EVP & CFO, AE Brand

Thanks, Susan, and good morning, everyone. Our third quarter results were driven by strong comp store sales, well managed inventories and an improved gross margin. Looking specifically at the third quarter, total sales increased 20% to $696.3 million. Comparable store sales increased 13%, up against a 14% increase last year. Third quarter sales reflected positive store traffic trends, higher transactions and a strong full-price business. The number of transactions per store increased in the mid single-digits and units sold per store were up in the low double-digits. Our average transaction value increased in the high single-digits, driven by a high single-digit increase in units per transaction and a higher AUR.

Our AUR increased in the low single-digits due to less promotional activity. All geographic regions comped positively in the third quarter as follows: high-teens in Canada and the northeast; mid-teens in the midwest; low double-digits in the mid-Atlantic and southwest regions; high single-digits in the southeast; and mid single-digits in the west. Our gross margin improved 280 basis points, from 46.4% to a record 49.2%. A lower markdown rate compared to last year and a higher IMU led to a 250 basis-point increase in the merchandise margin. Another 30 basis points of gross margin improvement resulted from the leveraging of buying, occupancy and warehousing costs, driven primarily by rent.

SG&A as a percent of sales was 24.4%, compared to 23.7% in the third quarter last year. Included in SG&A was stock-option expense of approximately 30 basis points, which was not incurred last year. We also absorbed incremental expenses related to MARTIN + OSA of approximately 30 basis points. Other expenses that caused deleveraging included a one-time severance charge and an investment in higher-quality branded packaging to support the AE brand and the launch of aerie. Additionally, although store payroll leveraged overall, we experienced higher costs associated with the launch of new aerie sub-brand. We achieved expense leverage most notably in marketing.

Our operating margin increased 240 basis points from 19.5% to 21.9%, a record third quarter rate. Other income for the quarter increased to $9.1 million as a result of a higher investment balance and yield compared to last year. Our third quarter effective tax rate was approximately 38%, similar to last year. Looking ahead to the fourth quarter, we expect our effective tax rate to approximate 37%. Fully diluted earnings per share increased 40% to $0.66 versus $0.47 last year.

Moving now to the balance sheet, total cash and investments increased $224 million to $904 million at quarter end. Capital expenditures in the quarter were $58 million and year-to-date totaled $162 million. For the year, we continue to expect capital expenditures of approximately $215 million. This includes new and renovated stores, our new Pittsburgh headquarters, a new data center, as well as our expanded DC. At the end of the third quarter, total merchandise inventories were $349 million, an increase of $46 million compared to last year. Inventory per square foot at cost increased 2% from a year ago. We are comfortable with our quarter end inventory positions.

Looking ahead to the end of the fourth quarter, we expect inventory to be up in the high single-digits on a cost per foot basis. At this time, we expect our fourth quarter earnings per share to be in the range of $0.94 to $0.96 per share. This compares to earnings of $0.71 per share last year. Our fourth quarter guidance includes stock-option expense of approximately $0.01 per share, not included last year, and for the year we expect stock-option expense to total approximately $0.05 per share. As we look forward to the fourth quarter and into 2007, we are well positioned to continue our strong performance through a clear merchandising vision and rigorous operating discipline. Over the long-term we are committed to sustaining strong operating margin and achieving our goal of growing earnings per share at least 15%.

And now I'd like to open the call for questions.

Operator

[OPERATOR INSTRUCTIONS] Our first question is from Adrienne Tennant with Friedman Billings Ramsey.

Adrienne Tennant - Friedman, Billings, Ramsey - Analyst

Good morning. Congratulations on a great quarter. A couple questions for Joan. Can you give the dollar amount of the severance spend and then can you give fiscal '07 CapEx -- expected CapEx? And then for Susan, can you talk about promotional plans for the fourth quarter? Any distortion in categories that you're seeing strength in and then the advertising and marketing spend? Thanks.

Joan Hilson - American Eagle Outfitters Inc - EVP & CFO, AE Brand

This is Joan. I will start off, Adrienne. Our CapEx for 2007 is expected to be in the $200 million range as we continue to invest in our growth for the future and further investment in our headquarters, our distribution facility and fulfillment center for AE direct, which are the most notable investments there. With respect to the severance charge, I can't comment on the exact amout there, but as I noted in my comments that it is part of the deleverage point that we experienced in SG&A.

Adrienne Tennant - Friedman, Billings, Ramsey - Analyst

Okay. And just as a follow-up, can you -- when did you start to see the margin pressure from MARTIN + OSA? When do we anniversary that?

Joan Hilson - American Eagle Outfitters Inc - EVP & CFO, AE Brand

As we think about MARTIN + OSA for the fourth quarter of this year, we look to $0.04 in the third quarter, as I mentioned, versus $0.02 last year, and in the fourth quarter we expect it to be roughly the same, slightly higher. And as we look at the year, it's a cost of $0.13 to $0.14 for the year. And as we move forward, we will continue to see some incremental pressure on our EPS in 2007.

Adrienne Tennant - Friedman, Billings, Ramsey - Analyst

Great. Thank you.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Okay, Adrienne, moving on to some of your marketing questions. First of all, as it relates to the advertising and marketing spend, in the third quarter we were actually below last year because we didn't anniversary our MTV commercials, so we were actually below. And we're committed for fourth quarter and on the go-forward to be at or below our marketing spend as a percent of sales. Okay? And moving on to kind of our fourth quarter promotional plans, first of all, we're very proud and committed to a strong message at our lease line and in our windows. And I think you'll see now if you come into the store, a very strong, very cohesive lifestyle message for the brand, which will continue. When we move into the Thanksgiving and to the December time period, the lifestyle commitment will continue, as well as an underlying value message that is part of our competitive edge.

In addition, though, as it relates to advertising, we continue to pull back on couponing. It continues into the fourth quarter of this year. We had money cards that we used to run that have been pulled back almost to nothing. And we continue to pull back on an additional money card promotion that we had last year that we're not anniversarying. In addition, it's a continued commitment to our all-access program, which we just are very proud of the results and the progress with our loyalty program.

Adrienne Tennant - Friedman, Billings, Ramsey - Analyst

What was the percent of sales that marketing ends up to be for the year?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

We will be below the 3% number.

Adrienne Tennant - Friedman, Billings, Ramsey - Analyst

Below 3%. Okay. Great job and good luck. Thanks.

Operator

Your next question is from Jennifer Black with Jennifer Black & Associates.

Jennifer Black - Jennifer Black & Associates - Analyst

Good morning and let me add my congratulations.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Thanks, Jennifer.

Jennifer Black - Jennifer Black & Associates - Analyst

I just have a few questions. I wondered if you could talk a little bit about your price points, your strategy? I've noticed in our market you had a hot selling item and you, about a week later, raised prices. That would be my first question.

Joan Hilson - American Eagle Outfitters Inc - EVP & CFO, AE Brand

Okay. Jennifer, yes, you did see that. And I will tell you, we don't do very much of that and I really don't like to do it. But when we have a time -- we hit a fashion category, and I think what you're referring to is some of our fur trimmed items that we were way below market. And what we try to do is when we can't get any more of something like that, and we're way below market, we try to catch it within the first week of sales and make that adjustment.

Jennifer Black - Jennifer Black & Associates - Analyst

Okay, great. My second question, I was curious to know on the get-gifted at AE, are you monitoring what people click on, whether it's by price, by outfit? Do you watch that kind of thing on AE.com?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

You know, it's a very good question that you're asking, Jennifer, and that's really the future of where we're headed in terms of understanding our customers behavior as they go online. Because not only is it good for us, because we can give them what we're asking for, but we also can inform back to our other customers about hot-selling items, hot-selling categories, which is of particular interest in our demographic. Kids like to know what other kids are into. We're at baby steps of that. I think Kathy Savitt, our Chief Marketing Officer, with Fred Grover, who runs our AE.com business, are really -- just that's the beginning steps of what you'll see from us in the future.

Jennifer Black - Jennifer Black & Associates - Analyst

Okay, great. My last question is your aerie customer.  Does your aerie customer purchase pink? It seems like there would be an overlap. I wondered if you could talk a little bit about who your aerie customer is and if you can quantify the add-on sale, as far as being an incremental sale?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Okay. First of all, our aerie girl is the same -- our same American Eagle girl and we're committed to that. It's really extending her lifestyle, giving her a part of her wardrobe that she can't get from the main brand. But it is absolutely the same girl, and we're committed to understanding her and her needs on that side of the business. Is she aware of Pink? Absolutely she's aware of Pink and they're a terrific competitor out there. And, then, Joan, do you want to handle the incremental part of aerie?

Joan Hilson - American Eagle Outfitters Inc - EVP & CFO, AE Brand

Yes, Jennifer, the way we think about that, we need to get a full year under our belts to understand the seasonality of the aerie business for us, at which point we can really comment on the comp contribution. But what we do know is it's not cannibalizing the rest of the assortment and that it is truly incremental.

Jennifer Black - Jennifer Black & Associates - Analyst

Okay. All right. Thank you so much and good luck.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Thanks, Jennifer.

Joan Hilson - American Eagle Outfitters Inc - EVP & CFO, AE Brand

Thanks, Jennifer.

Operator

Your next question comes from Janet Kloppenburg with JJK Research.

Janet Kloppenburg - JJK Research - Analyst

Good morning, everyone, and congratulations.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Thanks, Janet.

Janet Kloppenburg - JJK Research - Analyst

A couple of questions. Joan, I was wondering if you can talk a little about the outlook for SG&A leverage in the fourth quarter? I know that MARTIN + OSA will still be putting pressure on the business, but the sales volume will be higher. And, Susan, I was wondering if you can talk a little about aerie and your ability to expand the business? In other words, expand the classifications or the categories that you offer under the brand. And on the transition line that comes in December 24th, I'm wondering if the wear-now focus will be greater than it was last year, so that the customer doesn't get hit with summer product in January? And lastly for Jim, if you could just talk a little about the refinements being made at MARTIN + OSA and when you think that that will help the sales ramp there to begin to improve? Thank you.

Joan Hilson - American Eagle Outfitters Inc - EVP & CFO, AE Brand

Hi, Janet, I'll start out. It is Joan. With re --

Janet Kloppenburg - JJK Research - Analyst

Hi, Joan.

Joan Hilson - American Eagle Outfitters Inc - EVP & CFO, AE Brand

Hi, there. With respect to the fourth quarter, given what we know today, the expense for the fourth quarter would require a low double-digit comp to leverage. And as you mentioned, we're making investments in our growth strategy, which -- growth strategies, which include aerie and MARTIN + OSA. And as we look at those strategies, we're fine tuning our store payroll model, as I mentioned, in the third quarter and continue to evaluate, as Jim mentioned in his comments, supplies, procurement as well as services purchased. We continue to explore those opportunities, but that's the expense base that I see in Q4.

Janet Kloppenburg - JJK Research - Analyst

Okay. Thank you.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Okay, Janet, as it relates to aerie and its assortments, first of all, pleased as we are with our launch of this subbrand, there is so much work to do. I mean, we have a full complement of the assortment now out there under the aerie subbrand. While we have momentum in underwear, bras, and dormwear, we have so many things that are on our list that we want to improve upon and evolve and develop. In addition, in terms of expanding that experience, we'll be looking at an investment and a development of some categories like accessories, personal care. I don't want to say much about those things, but you will see things drop into the assortment throughout the year, next year, to make that experience, I think, even more exciting for our girl when she comes in.

As it relates to our transition assortment, what that transition assortment does for us, quite honestly, is we're committed, again, to being in the heads of our customer that we're maniacal about that.  We understand they have money in their pockets from Christmas and they are coming in to return things they don't like for things they do like. And, hopefully, the things they do like were from our brand and they're coming back. But what we do, is we want to offer them things that are top-of-line for them and important for them, and they are very wear-now for the time period. I actually think in the past couple years we've done a better and better job of that and we continue to be committed to improving that. But, again, it's a nod to spring maybe through a little bit of color, a little bit of trend. But again, it's the things they want to wear in January and February that we deliver to them on December 24th.

Janet Kloppenburg - JJK Research - Analyst

And, Susan, on -- just with respect to assortments going forward, I know there's a lot of newness coming for spring '07.  I'm wondering -- and especially in bottoms, I think, I'm wondering what you see -- how you see denim fitting into this business next year? Will it be a growth category or just a real strong stable core business?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Well, I think it's both. I think it's a strong and stable core business that we're committed to growing, and it's the foundation and the fiber of what this brand is built on. And we are very pleased with our progress, momentum and growth in denim for '06, and we'll continue to make sure that we're offering our girl and our guys newness in denim. It's what they put on every day and that has not changed.

Janet Kloppenburg - JJK Research - Analyst

Great. Thanks and good luck, Susan. Jim?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Hi, Janet.

Janet Kloppenburg - JJK Research - Analyst

Hi, Jim.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

On the refinements for the assortment in MARTIN + OSA, the three big callouts that we've gotten back rather consistently -- one was inconsistent in some of our fits in bottoms, both in women and men's, primarily men's, but there were issues in women. Those issues have been addressed and have been corrected, and the customer will feel some of that in -- for the holiday assortment and definitely will feel it for the spring assortment. And the other was color, a lack of color in men's and women's. That has been addressed, and you will see that in the collection for holiday and definitely in the collection for spring. Last but not least, one of the biggest callouts was the lack of a femininity, if that's the word, to the --

Janet Kloppenburg - JJK Research - Analyst

It is.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

[LAUGHTER] I always can depend on you for validation.

Janet Kloppenburg - JJK Research - Analyst

I know. Ms. Dictionary. Go ahead.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

In our women's collection, that has been addressed -- it's valid and has been addressed for holiday and we'll really be seeing in our spring collection. Our holiday floor set was just finished down in Tyson's Corner. We set that store in order to photograph the presentation in collections so that we could forward it out to our other stores, so that could be executed next week. The early results on the collection sales-wise have been quite encouraging and we've seen quality selling across all of our major classifications, both men's and women's. You know, I don't want to get too overly enthusiastic, but right now there's been early signs from Tyson's Corner that the collection was well received. And it does look great and if any of you do get there, I'd appreciate any feedback you give. Thank you.

Janet Kloppenburg - JJK Research - Analyst

Great news. Thanks.

Operator

Your next question comes from Dana Cohen with Banc of America Securities.

Dana Cohen - Banc of America Securities - Analyst

Hey, guys, a couple questions. Just want to understand a little bit more on the SG&A in the third quarter. If I go back to the second quarter call, you said that you could get leverage on a high single-digit comp, so I guess what I'm trying to understand is other than the severance, what were the buckets of items that came in higher than expectation to delever SG&A? And then I have a couple of things.

Joan Hilson - American Eagle Outfitters Inc - EVP & CFO, AE Brand

Dana, this is Joan. As we navigated the third quarter, obviously the one-time severance charge is something that occurred, but also you have to keep in mind that stock-option expense and the MARTIN + OSA costs totaled 60 basis points, so that did create a deleverage for us, as well.

Dana Cohen - Banc of America Securities - Analyst

That was not in your guidance when you said you could get leverage on a high single-digit?

Joan Hilson - American Eagle Outfitters Inc - EVP & CFO, AE Brand

Yes, it was. And as we navigated the quarter, we also made a decision to invest in branded shopping bags. And understanding the mix of our branded shopping bag versus an every day is something that we are navigating, working towards and evaluating, as well as we decided to position higher payroll to support our aerie subbrand, which we know is a very critical initiative for us. And it was a decision that we made, as we need to do, to drive good business in the quarter.

Dana Cohen - Banc of America Securities - Analyst

Okay, so it would be the one-time severance, the branded shopping bags and the higher payroll would be the three buckets of unanticipated or post guidance?

Joan Hilson - American Eagle Outfitters Inc - EVP & CFO, AE Brand

Post guidance and a decision that we felt important to drive the business.

Dana Cohen - Banc of America Securities - Analyst

The leverage point for the fourth quarter?

Joan Hilson - American Eagle Outfitters Inc - EVP & CFO, AE Brand

As I said earlier, the expense base for the fourth quarter would require low double-digit comp to leverage given what we know today, Dana.

Dana Cohen - Banc of America Securities - Analyst

Great. And then last question, just trying to get the math of it, the inventories were up 15% in total. Square footage is up seven. Just trying to get to the number you gave for inventories per square foot?

Joan Hilson - American Eagle Outfitters Inc - EVP & CFO, AE Brand

Well, when you look at the total inventories, Dana, we include the AE.com business, so when we quote our number of cost per square foot increase, it speaks to the retail businesses.

Dana Cohen - Banc of America Securities - Analyst

And the AE.com can account for that big of differential?

Joan Hilson - American Eagle Outfitters Inc - EVP & CFO, AE Brand

Yes.

Dana Cohen - Banc of America Securities - Analyst

Okay. Perfect. Thank you so much.

Operator

Your next question comes from Lorraine Maikis with Merrill Lynch.

Lorraine Maikis - Merrill Lynch - Analyst

Thank you. Good morning. Can you talk about your initiatives that are in place to drive the margin expansion and quantify where you see the margins going for next year?

Joan Hilson - American Eagle Outfitters Inc - EVP & CFO, AE Brand

The initiative for margin expansion -- it's Joan Hilson -- included, as Jim mentioned, we had size profiling that we implemented in the third quarter for allocation, fourth quarter for buying and allocation, which ensures to -- delivery to the customer what they want in terms of size. We also are driving our markdown optimization tool to expand margin as well, which we are fine tuning and enhancing to drive opportunity on a geographical basis. As we look towards expenses, as I mentioned, we have opportunity in supplies, procurement and services purchased. We have an initiative under way. We have on board a director of procurement to help drive these initiatives, particularly in the area of supplies. We realize that we do have opportunities, and it is something that we are very focused on.

Lorraine Maikis - Merrill Lynch - Analyst

And any ballpark estimate of what type of impact we could see in '07 from these initiatives?

Joan Hilson - American Eagle Outfitters Inc - EVP & CFO, AE Brand

Well, as we've said, our goal in our operating plan is structured to deliver a 15% growth in EPS, and that's the targeting goal that we operate to and structure our initiatives towards.

Lorraine Maikis - Merrill Lynch - Analyst

Thank you very much.

Operator

Our next question comes from Jeff Klinefelter with Piper Jaffray.

Jeff Klinefelter - Piper Jaffray - Analyst

Congratulations, everyone, on another great quarter.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Thanks, Jeff.

Jeff Klinefelter - Piper Jaffray - Analyst

A couple of quick questions. One would be on the sourcing side. You guys have made great strides here in your margin performance and I would anticipate that some of that has been just scale and renewing some of your -- or finding even new sourcing relationships around the world, as well as managing markdowns. Could you give us a little bit of a sense, maybe recap the year and looking into '07 -- calendar '07, what are your opportunities for IMU gains or is it largely going to continue to be sort of system-enhanced markdown savings that will drive that gross margin?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Well, you know, Jeff, I think it's a couple things. First of all, we continue to invest in our sourcing organization here, and I think that we have a very strong team that we want to support them to do an even better job, because they control so many things about the product. It's not -- we're committed to steady IMU growth. We're not looking for unrealistic increases in IMU, because we're so committed to giving a value equation with a great price, great product. We put a lot into our products. Our teams out there, our merchandising, design and sourcing teams, they negotiate quality as well as price. So that's why we were very careful about modeling this very conservative IMU growth. I think what we're excited about in our investment in sourcing is just the quality and value of the product and, also, getting ourselves prepared for one, three and five years down the road with our Destination businesses and what that means to our global sourcing structure, and we're preparing for all of those things. And just to mention, you know, on markdowns our job is to buy the best product with controlled inventory and control the markdowns. And we're very pleased with how our business is operating now on that front.

Jeff Klinefelter - Piper Jaffray - Analyst

Okay. So in anticipation of potentially some of the quotas again coming off for good, in theory, in China and largely having a lot of denim having been produced in Mexico historically, do you have -- do you kind of see opportunities for big departments or big product lines to change the sourcing structure?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

That's our job to look for opportunities, so we will continue to do that. But we also continue to invest in the product. Really, again, what we're focused on is what we're delivering to our customer, that they're pretty wowed by the offerings and the price we offer it at. So we come at it from both ways. But that's our job to look for opportunities.

Jeff Klinefelter - Piper Jaffray - Analyst

Okay, great. And just one last final for you would be in terms of back-to-school season, just generally speaking, what's been the biggest merchandise success as far as you're concerned or pleasant surprise? Anything in terms of new styles you've introduced stand out?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

I think really on two fronts. I think our commitment to denim and the performance -- solid performance of the denim business. I wouldn't tell you that's a surprise, but I can't -- I just can't tell you how proud I am of the teams and what we delivered in terms of design, the way it was merchandised and the way that we marketed it to basically a 90% plus newness factor in our men's and women's denim. That's the top of the radar screen. But the other thing is, I'm very pleased with the emergence of a sweater trend in the business and what that looks to be contributing on the girls and the guys side of the business.

Jeff Klinefelter - Piper Jaffray - Analyst

Okay, great. Thank you. Good luck with the holidays.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Thanks.

Operator

Your next question is from Jeff Black with Lehman Brothers.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Hello, Jeff. Jeff, are you there?

Operator

Mr. Black, your line is open.

Jeff Black - Lehman Brothers - Analyst

Yes, sorry about that. On the SG&A and focusing on that, as we look into next year, is it reasonable, Joan, to expect a lower hurdle rate for SG&A leverage than the rate you outlined in 4Q? Or as we look at things, do the packaging investments and the store investments, really, you know, make that a higher hurdle rate? Thanks.

Joan Hilson - American Eagle Outfitters Inc - EVP & CFO, AE Brand

Thanks for the question, Jeff. You know, we are very disciplined in our expense management and our annual plans are structured to leverage at a mid single-digit comp. So within each quarter we'll make appropriate business decisions, which may make the leverage point higher in any given quarter. However, I want to stress the fact that we are structured in our operating plan to 15% EPS growth, the goal that I talked about earlier to leverage at a mid single-digit comp in 2007.

Jeff Black - Lehman Brothers - Analyst

Great. Thanks for the clarification. Appreciate it.

Operator

Your next question is from Margaret Mager with Goldman Sachs.

Margaret Mager - Goldman Sachs - Analyst

Hi. Congratulations on another great quarter. Can you talk about the pricing strategy in terms of your tiering and just talk us through what's going on there? Is there any movement away from the lowest prices as you see your consumer favoring the more value-added product?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Okay, Margaret. First of all, our pricing strategy is very similar to a year ago. We continue to be committed to the value equation. And I would tell you that what we do is at the opening price point, we're committed to not stepping away from that. However, we do readdress quarter-by-quarter, season-by-season if we want to shift where that value is delivered and offered to our customer. So we're -- you know, I get crazy about last year items, and we have to make sure that we all have a fresh eye on where we are now and where we want to move in the future, so we're always looking at that. And then I would tell you the other thing is, our core is happening at the next two tiers of pricing. The goal is to make ourselves very accessible to the customer, offer value and, in effect, trade them up to other offerings in our assortment that our design team does an amazing job of offering terrific details on trend offerings. And so that philosophy hasn't changed, but we're always readdressing how we deliver it.

Margaret Mager - Goldman Sachs - Analyst

Would improving AUR's come more from tiering pricing and moving up the consumer or just from lower markdowns year-over-year? And then I have two other small questions. Any cost inflation that you would note in cost of goods at all that you could raise with us? And then on your occupancy costs in your stores, what is the leverage map there? How does that work? Thanks.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Margaret, as it relates to AUR, it is really both of those things. I mean, you've got to -- it all comes down to if you have the right item and the right assortment out there to the customer and we are -- you know, we're not positioned as a promotional brand. We're positioned as a value brand. The whole idea, again, is getting them in at value, making that accessible, and minimizing markdowns. So it's both of those things that you said that contribute to that. As it relates to cost inflation, no, we're really not seeing that on the cost line.

Joan Hilson - American Eagle Outfitters Inc - EVP & CFO, AE Brand

With respect to the rent, it's a mid single-digit leverage point.

Margaret Mager - Goldman Sachs - Analyst

Okay. Thanks, guys and good luck during the holidays.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Thank you.

Operator

Your next question comes from Robin Merchison with SunTrust Robinson Humphrey.

Robin Merchison - SunTrust Robinson Humphrey - Analyst

Actually my questions have been answered. Thank you very much and congratulations.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Thanks, Robin.

Operator

Your next question is from John Morris with Wachovia Securities.

John Morris - Wachovia Securities - Analyst

Thanks. Good morning, everyone. Oh, congratulations. So, question, I guess, about holiday. You touched on it a little bit more. I wanted to get a little bit more clarification, Susan, on the opportunity versus last year. I think you talked a little bit about the sweater business. Where do you see the opportunity compared to last year in terms of the merchandising? And then I have an inventory question for Joan.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

First of all, would you like me to e-mail you a list, because --? [LAUGHTER]

John Morris - Wachovia Securities - Analyst

Yes, that would be nice.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Right. I mean, that's the way we're wired, and I think that as proud as we were of 2005 results, I think our shining moment wasn't in fourth quarter of last year, and we really dug deep to get into the specifics of what we thought we could do better. So the three things that I'll mention to you that are kind of high-flying, first of all, is I think it's no secret that with us being an outdoor, very active-inspired lifestyle for us to miss our target on sweaters last year was a big disappointment. We were committed from a design, merchandising and marketing standpoint to improve upon that. While it is -- I want to preface again -- still early, we haven't gotten to that all-important green Friday yet, but we're pretty pleased with where the first few weeks are leading us. The other thing as I will tell you in the accessory businesses last year, I thought that we did not capitalize on things that were as giftable, and as easy purchases, whether it's the desirable for the kids or whether it was easy for the parents to pick up as gifts, we thought we could do a lot better job of that. So those are the couple things which really lead into my third point, and that's we want to be the gift-giving destination. When you think of Destination AE, it's really a product-based strategy but a marketing strategy that supports that is a destination of gift-giving. And we, again, thought that last year, whether it was in stores or on AE.com, we could have done a better job of delivering that message. So all three of those things were the big opportunities for this fourth quarter.

John Morris - Wachovia Securities - Analyst

Okay. That's helpful. And then I guess for Joan on inventory, you're finishing up Q3 here, you were up low single-digits on a per square foot basis, and I think you said you plan to beat Q4, so checking that number up to be, was it high single? With that kind of acceleration, what's the thought process? I mean, clearly the demand is there, so I don't think we're overly concerned. The thought process in that acceleration, if we're reading it that way, as well as how that then translates to next year and planning for the spring season and your initial thoughts there? Looking back over this year, you are already up mid to high single-digits, so -- with that inventory plan question. Thanks.

Joan Hilson - American Eagle Outfitters Inc - EVP & CFO, AE Brand

Okay, John, let me see if I can address that. Let me stress that we feel very comfortable with our inventory position, up low single-digit at the end of the third quarter. What I like to remind is by going into the fourth quarter last year, we were heavier than we would have liked to be, so the 2% or low single-digit comp reflects that. But, Susan mentioned, we have more newness -- arriving with our holiday two assortment and we feel very good about our flow of inventories headed into the fourth quarter. And as we look at the guidance for the end of the first quarter, we feel -- for the end of the fourth quarter, we feel very good about the balance and focus of that assortment and believe that we can continue to leverage our flow and trigger strategies to optimized sales in the first quarter.

John Morris - Wachovia Securities - Analyst

Let me see if I understand that correctly. In terms of this year versus last year, in terms of floor sets or align flows, is it comparable or are you adding?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

It's --

Joan Hilson - American Eagle Outfitters Inc - EVP & CFO, AE Brand

Go ahead, Susan.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

That's okay. It's the -- for example, the floor set that we're -- the holiday two floor set that we're setting before Thanksgiving, the timing is the same as last year but the amount of newness in that floor set is larger this year.

John Morris - Wachovia Securities - Analyst

Got you. And then after that, what's the calendar look like in line flows this year versus last year?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

No major timing changes.

John Morris - Wachovia Securities - Analyst

Okay, great. Thanks. Good luck for holiday.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Thanks.

Operator

Your next question is from Dana Kelsey with Kelsey Advisory Group.

Dana Kelsey - Kelsey Advisory Group - Analyst

Good morning, everyone, and congratulations.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Thanks, Dana.

Dana Kelsey - Kelsey Advisory Group - Analyst

Can you talk a little bit about the pricing opportunities going forward that you see and also the timing and magnitude of any of the systems benefits, whether it's from size profiling, basic replenishment and the markdown optimization? Thank you.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Okay, Dana, when you were talking about pricing opportunities, can you be more specific what you're looking for?

Dana Kelsey - Kelsey Advisory Group - Analyst

Do you see any ability for any of your higher price points to get higher, or do you see any mix in the middle of adjusts there?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

I will give you an example. For example, in our denim business, it was asked earlier in the call are we committed to the value-opening prices and we open our denim business at $29.50. But I will tell you, this year we're a bit less reliant on $29.50, as we involve the customer up into our $39.50, $49.50 and $59.50 price points. So that's really the goal of that strategy and we will continue to improve upon that as we move into the future. But, again, it doesn't matter at what price point, value has to be there. We won't charge things that are unrealistic for certain categories. So the embellishment, the details that our design team puts into it, they all have to be there and then it commands a certain price.

Dana Kelsey - Kelsey Advisory Group - Analyst

And on the systems side?

Joan Hilson - American Eagle Outfitters Inc - EVP & CFO, AE Brand

Yes, Dana, it's Joan Hilson. What I will share with you is that the size profiling, the markdown optimization and the inventory disciplines that we've all referred to are the key components of margin expansion for us. And in terms of quantification, as we go through our year, we're buying with those disciplines. We're executing our distribution to stores at a size level in a more finite way and more precise way. And all those things collectively combined are, I believe, a product of what you're seeing in our strong results this quarter.

Dana Kelsey - Kelsey Advisory Group - Analyst

Thank you very much.

Operator

Your next question is from Randal Konik with Bear Stearns.

Randal Konik - Bear Stearns - Analyst

Good morning. Just some quick questions for Joan. Just a clarification on MARTIN + OSA. I believe you said for the year it's going to be a drag of $0.13 to $0.14. Was the plan of approximately $0.12 and heading into next year, would you see that cost or that drain going down? And then, secondly, as you just think about broadly on margins for next year in 2007, it looks like '06 margins will probably reach -- operating margins will reach above 21%. Do you think those are sustainable margins for '07? And if so, do you see gross margin increases and SG&A leverage or are you going to see one versus the other help that margin line?

Joan Hilson - American Eagle Outfitters Inc - EVP & CFO, AE Brand

Okay, great. With respect to MARTIN + OSA, we expect the costs to be roughly $0.13 to $0.14 on the annual basis. That's slightly up from the $0.12 that we reported earlier. As we look forward into '07, we would see that MARTIN + OSA be an incremental EPS drain, that we would have to absorb in our '07 operating framework, which we are prepared to do, and is a part of the operating plan that I mentioned in terms of driving to that 15% EPS growth as an operating goal. So that's all part of the thinking.

As we look forward into '07 with respect to sustaining operating margins, we have our growth initiatives that certainly drive the top line for us and our big six, which include things like Susan mentioned, like Destination AE, aerie.com, AE.com -- pardon me, the aerie subbrand, MARTIN + OSA. So these are part of our top line growth drivers. And in terms of margin expansion, we will continue to leverage the size profiling and the markdown optimization, the strong inventory disciplines, on top of the disciplines that we put in place to deliver on trend assortments, that Susan talked about in terms of fit and the coordination of the design and merchandising team, as well as our focus groups. And then with respect to SG&A, Jim mentioned it as well, that we will drive initiatives that bring us opportunity in our SG&A with respect to procurement of supplies, as well as services purchased, and then continuing to refine and evaluate our store payroll model. We believe in that 15% goal that we can continue to sustain these high operating margins.

Randal Konik - Bear Stearns - Analyst

Just a quick clarity. To sustain the 15%, the MARTIN + OSA, will it lose more than $0.13 or $0.14 next year or less?

Joan Hilson - American Eagle Outfitters Inc - EVP & CFO, AE Brand

More. It will lose more than that.

Randal Konik - Bear Stearns - Analyst

Got it. Thank you.

Operator

Your next question comes from Richard Jaffe with Stifel Nicolaus.

Richard Jaffe - Stifel Nicolaus - Analyst

Thanks very much guys, and congratulations. Really, as you said, a record-breaking quarter. Just a quick question on '07 plans for store openings and store renovations, and then if we could talk a little bit about the gift card, both initiative to get the consumer to spend and your outlook for the cadence of redemption this year versus others? Thank you.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

2007, Richard, new stores, approximately 45. Renovations at this point would be a minimum of 50.

Richard Jaffe - Stifel Nicolaus - Analyst

And in terms of the gift card as a focus of your energies and how you see that playing out in terms of redemptions in the fourth quarter versus the first quarter and perhaps the second?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Okay. Well, first of all, if we're going to be a gift-giving destination, there needs to be an underlying focus certainly on gift cards. We're really approaching that from two ways, because we've seen very nice steady, healthy increases in our gift card business. That continues, and it really comes from two levels. One is the strength of the brand makes the gift card very desirable. But the other thing, as I think our marketing team is just -- and its done an excellent job innovating gift cards to make them very desirable. Because there's a lot of times that that's just a pickup item and we know that, and we're really try to make them more exciting, more creative so that they're really a point of delight in gift giving for our customer. So I think when you come in, you not only see gift cards in our store right now, but when you come in for the Thanksgiving holiday, you'll see an evolution of creativity in that gift card that I think makes them even more exciting. The other thing I will tell you as it relates to redemptions, believe it or not it's a pretty consistent redemption. So it really -- the redemption is in proportion to how the gift card sales growth has occurred on the front end. We pretty much know what to expect on the back end.

Richard Jaffe - Stifel Nicolaus - Analyst

Can you give us a sense of the cadence of redemption on those cards?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Okay, it's -- I mean -- Go ahead, Joan.

Joan Hilson - American Eagle Outfitters Inc - EVP & CFO, AE Brand

It's roughly -- 50% of that occurs in the month of December, and another 30 to 40 in January. Primarily most of it is redeemed before the end of year, with some carry over into the following year.

Richard Jaffe - Stifel Nicolaus - Analyst

Got it. Thanks very much.

Joan Hilson - American Eagle Outfitters Inc - EVP & CFO, AE Brand

Thank you.

Operator

Your next question comes from Marni Shapiro with the Retail Tracker.

Marni Shapiro - Retail Tracker - Analyst

Hey, guys. Congratulations. Believe it or not, I actually have some questions. Can you tell me a little bit -- square footage of renovated stores you talked about 50 renovations for next year. Of those renovations, how many of those are expansions and what's the average increase for the expansion? And can you talk a little bit about, in aerie you have quite a range of products running from panties and bras up to hoodies and sweats. So could you talk a little bit about the breakdown of the assortments that you consider aerie, the average price points and are you seeing any difference in the baskets of aerie products versus a typical Eagle basket?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Okay, Marni, on the renovations, of the 50 that we expect to do in 2007, I would expect that all 50 would be expanded to in varying degrees. We don't have a specific form and it's all driven by productivity of the store and also of the shopping center. But we average about 25% to 40% increase in square footage when we expand a store, which would also incorporate both in our aerie expansion or some of the formats that Susan spoke with. Hopefully that answers your question.

Marni Shapiro - Retail Tracker - Analyst

Yes.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Okay. And as it relates to the aerie assortment, I'll speak a bit generally about it because we're still going to be evolving and changing and readdressing where that positioning is going to be, particularly, as I mentioned earlier, as we move into additional classifications and categories like accessories, like personal care. But where that fits now is, believe it or not, pretty much 50/50 between the underwear and bra and the very innerwear part of the assortment and then our dormwear, which we really talk to our girl to take her from the dormroom to the coffee shop. So it's really indoor/outdoor use there on the dormwear side of the business. But one thing that we're really pleased about with that balanced assortment is the growth of the bra business.

Bras are currently in over 500 of our stores, and as we've been talking to you about all year, we had tested it early in the spring. It was met with great results. We launched it in over 500 stores for the fall time period, and we very pleased with the growth and momentum of what bras are bringing to a balance, making aerie a truly balanced intimate assortment. The other thing that bras do, dormwear does, and some of the categories we'll be investing in in the future will do is giving us a nice average unit retail, so you have things working on both sides. First of all, some of the categories driving a bit higher AUR, which certainly is lower than the American Eagle business but I think very good as it relates to our expectations. When you talk about what's in their basket, the AE brand, the girls basket for the AE brand, or the basket for aerie, the UPT's are slightly higher because of the multiples that are driven through the underwear business, and we like that quite a bit.

Marni Shapiro - Retail Tracker - Analyst

Excellent. That's what I would expect. And I've noticed in some of the stores you've expanded the aerie footprint, even within the existing store. Can you talk a little about, is there a section in the store that's getting squeezed or are you just increasing the density in that store?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Well, a couple things. I mean, we're always evaluating how we can make our boxes the most productive that they can be. We have made some tweaks with some sportswear assortments, but very little. What we really did was we were not, prior to aerie coming on the scene, maximizing some of the large boxes for the future and that's what aerie is doing. It's allowing us to take the 6,000, 6,500, 7,000 square foot boxes and create a shop-in-shop environment, which I will say, by the way, one of our initiatives for next year is where we do have those shop-in-shop environments, we want it make that environment, that experience even a little more special, so stay tuned for that.

Marni Shapiro - Retail Tracker - Analyst

And then just two more follow-ups also, one related to aerie. I've noticed some of the men's, I guess you'd call it sleep and dorm, is expanded, so if you can just talk about any opportunity there, based on what you've seen coming out of aerie? And then, if you can also talk about in the stores you guys have done a good job over the years with things like footwear and accessories, bags, belts, jewelry, and most recently the personal care, which seems to be selling very well. Any kind of color you can give around those ancillary items going into holiday?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Okay, a couple things. First of all, the men's dormwear, it's a nice complement to what happens when we have shop-in-shops for aerie. But honestly, we're having so much fun with that business. It's fun. I think our design team just does a great job with some novelty in those categories and, again, it drives, really, the gift-giving initiative for the brand on the guy side. So we like it quite a bit and we have a lot of fun with that business.

Marni Shapiro - Retail Tracker - Analyst

Is it more of a fourth quarter thing, then, for you guys versus -- it could be in-store all year but beefs up for the fourth quarter?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Yes, I would say that's accurate.

Marni Shapiro - Retail Tracker - Analyst

Okay, good.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

The other thing is as it relates to footwear and accessories, that's, again, an edge that we have. I think we create and we deliver a full lifestyle destination. Some of the innovation and fun and dynamic part of our assortment can so be amped up with what we do in footwear and accessories. I think, again, what we do in flip flops, I think we're truly a destination in the mall for flip flops. And then some of the other footwear you see for the fourth quarter again drive that gift-giving message. Anyway, I think it is really something that rounds out our assortment and delivers for lifestyle.

Marni Shapiro - Retail Tracker - Analyst

Great. Thanks, guys. Good luck with the holiday.

Operator

Your next question is from David Glick with Buckingham Research Group.

David Glick - Buckingham Research Group - Analyst

Good morning and congratulations. Susan, just a little more follow-up on aerie. I was wondering if you could give us a little more color on the store formats you're looking for next year and will some of the smaller stores have a broader offering? Perhaps some of the classifications like bras, will that be extended into some of the smaller stores? And in general what are the key learning points that you -- from aerie this year, from the launch, you'll apply to next year?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

First of all, you know, as you're alluding to, we have a pretty multi-pronged real estate approach to aerie. At the beginning of the year we had no stand alone locations. By the end of the year we'll have three. At the beginning of the year, side-by-side locations we had six. We're going to have sixteen by year end. I would tell you those specific four-wall boxes of aerie environment, it's still to early to tell. Jim and I are -- and with Joan, are slicing and dicing all of the information and really looking at the performance. As we move into the first quarter of next year, that's going to be a very big initiative for us to figure out how that is going to complement the growth of aerie and the future of aerie. The other locations you see, when you talk about where we have pretty small -- I mean, every store has aerie in it. They have at least two tables and a fixture to at least deliver a piece of that lifestyle. That is -- on a square footage by square footage basis, we get as much aerie into the box as makes sense for that size of box.

David Glick - Buckingham Research Group - Analyst

So that's not changing?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

No. We continue to revisit the store sizes, the way that those assortments are delivered in shop-in-shop environments. And as I mentioned a few minutes ago, we'll continue to improve upon that next year.

David Glick - Buckingham Research Group - Analyst

And just one more quick question for Jim in terms of concept three, are you making -- currently making any infrastructure investments in that business that would be a part of the SG&A, perhaps higher than people expected for the quarter or is that not material at that point? And any update on the announcement of what concept three will be in terms of timing?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Good question, David. It is immaterial. We are doing some research work, and we've commissioned a third party to assist us in just evaluating the space that we think we might like to venture into. And -- but the incremental expense that we've allocated towards it is minimal. I would anticipate that, if all goes according to our plan, we could have announcements sometime around the second half of next year. This is all predicated on the results of MARTIN + OSA. If MARTIN + OSA looks to be meeting all of our hurdle rates, then we will probably move forward rather quickly on the next concept. If MARTIN + OSA is not meeting its hurdle rates, I will probably not move forward as quickly, although we feel very strong about the third concept, that it could be a tremendous addition to our overall branding of American Eagle.

David Glick - Buckingham Research Group - Analyst

So expenses would not start to appear in the P&L probably until '08, if all goes --?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Probably in late '07 and ramp up significantly in '08.

David Glick - Buckingham Research Group - Analyst

Great, thanks. That's very helpful.

Judy Meehan - American Eagle Outfitters Inc - Senior Director Investor Relations

Stacy, we'll take one more question.

Operator

Your last question comes from Holly Guthrie with Janney Montgomery Scott.

Holly Guthrie - Janney Montgomery Scott - Analyst

Thank you and let me add my congratulations. Good quarter. Two marketing questions. First, as you anniversaried the AE-all-access pass, based on the information that you learned and the data that you gathered over the year, did you make any changes to the program? And then also a marketing question. What do we have to look toward to for Q4, as far as events and programs? I know you're focusing on gift giving. I think you have -- I think you had a program -- not promotional last year -- but I think it was some sort of volunteer-type program that I think went over really well with the kids, and wonder if you're doing any events or programs? And then, two questions for Joan. First, tax rate for the fourth quarter, 37%, what are the factors that are driving that down as compared to the 40%, which was in Q4 last year? And then, how should we think about some of those drivers and the impact on tax rate going forward? And then, also payables were up a little bit. I was wondering if Joan could talk about those?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

First, Holly, on the all-access pass, we're really quite pleased with this program. We're a little over a year into this program and the number -- it's really done two major things for us. Number one, it's given us that ability to have a direct customer connection with our cash customer that we didn't have visibility to before. 70% of our members are under the age of 25, and I don't have to tell you how valuable that is for us with the 15 to 25 year-old demographic that we play it. So that has been the absolute most valuable part of that program. The second piece of that program, as you've seen us pull off - dramatically off the couponing side of the business, we have very little couponing happening in the business, very little money cards happening in our business today, and all-access pass allowed us to invest appropriately in the way that we spend our markdowns into building a customer connection rather than couponing for one-time quick hits that don't do anything for the future of the brand. What we do in terms of changes in evolutions to all-access pass is the really the way that we're using that connection with our customer and the way that we're communicating with the girl and the guy. Okay? So that's all-access.

As it relates to gift-giving for the fourth quarter and what are we doing to support that, our aerie Tuesdays on the CW continue into the second week of December. We're pleased with the exposure and the support that things like that will do for our aerie business. The other thing is there are grassroots events that we will continue to do, whether it's our advertising that we do out on college campus' or the football games, whether it is best-customer events. We've really pulled back. Our friends and family event for us we just did last Sunday really is a benefit to our customers now. It's not meant to be a top-line driving event any more. And what we're doing is taking those efforts and investing them into best customer events. And again, it's that increased dialogue, that increased investment in communicating with our customer. Those are the types of changes that we're making into our marketing spend.

Joan Hilson - American Eagle Outfitters Inc - EVP & CFO, AE Brand

Then with respect to payables, it really is a timing issue in terms of the timing of draws on our letters of credit. And then as we look at the effective tax rate year-over-year, it relates to the dividend repatriation of foreign earnings last year and an increase in tax-free investments.

Holly Guthrie - Janney Montgomery Scott - Analyst

Great. Thank you.

Operator

And we've reached our allotted time for the question and answer session. Ms. Meehan, do you have any closing remarks?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

I'd like to -- Jim O'Donnell. I'd like to thank everyone for joining us today and reiterate, across our entire Company we are well positioned for the holiday season. There's a strong and consistent message across merchandising and marketing in store operations. We like to wish you all a happy holiday season and we look forward to speaking to you all soon. Thanks again. Bye now.

Operator

This concludes today's American Eagle Outfitters third quarter 2006 conference call. You may now disconnect.